Exhibit 99.1

Bank of the James Announces Third Quarter,

Nine Months of 2016 Financial Results and Declaration of Dividend

Record Third Quarter Net Income; Consistent Loan Growth Throughout Expanded Market

LYNCHBURG, Va., October 21, 2016 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months and nine months ended September 30, 2016.

Net income for the three months ended September 30, 2016 was $1.06 million or $0.24 per diluted share compared with $983,000 or $0.29 per diluted share for the three months ended September 30, 2015. Net income for the nine months ended September 30, 2016 was $2.99 million or $0.68 per diluted share compared with $2.87 million or $0.85 per diluted share for the nine months ended September 30, 2015. Diluted earnings per share in the third quarter and nine months of 2016 reflected a 30% increase in the number of weighted average shares outstanding compared with the third quarter and nine months of 2015, resulting primarily from the issuance of one million new shares of the Company’s common stock on December 3, 2015.

Robert R. Chapman III, President and CEO, stated: “We reported a solid financial quarter, with company-record third quarter and nine-months net income that reflected steady progress in our core Region 2000 market and accelerating contributions from operations in Charlottesville, Harrisonburg and Roanoke. We have made prudent and meaningful investments in experienced, proven individuals to drive revenue, and facilities and technology to support success.

“Even as we have invested, we believe maintaining a year-over-year efficiency ratio of 72%, growing commercial lending and residential mortgage originations, attracting new clients and high levels of client retention, while maintaining strong asset and credit quality demonstrate the positive impact of our investments and the resulting growth and productivity.

“We are excited to soon be opening a full-service branch in Appomattox, headed by banking veteran and Appomattox native Thomas R. Cobb as Vice President and Regional Manager. We have served Appomattox clients for many years, and this will enhance our presence in this important Region 2000 market. We are also weeks away from opening a full-service branch in Charlottesville, which has proven to be a dynamic market for Bank of the James since we established a loan production office there in 2013.

“We entered fourth quarter 2016 with a strong pipeline of loans and an ever-expanding number of clients, encouraging us that the company can finish the year with strong results and move confidently into 2017.”

Highlights

•	Interest income from earning assets increased 5.4% in third quarter 2016 and 6.6% in the nine months of 2016 from a year earlier, primarily due to commercial loan growth.

•	Net interest income increased 8.4% for the three months ended September 30, 2016 and 9.9% for the nine months ended September 30, 2016 compared with the prior year’s periods, reflecting interest income growth, disciplined deposit pricing, and elimination of interest expense resulting from the retirement of outstanding debt in January 2016.

•	Noninterest income increased 11.9% in the nine months of 2016 compared with the same period in 2015, primarily reflecting consistent growth in gains on sale of purchase mortgage originations, service charges and income from treasury management and corporate credit card services, and gains on the sale of investment securities.

•	Total deposits were a Company record $507.40 million, up 8.5% from December 31, 2015.

•	Total loans, net of the allowance for loan losses, were a Company record $457.14 million at September 30, 2016 as the Company continued to build its portfolio of commercial loans. Loans held for sale at September 30, 2016 were $3.05 million compared with $1.96 million at December 31, 2015, reflecting continued strength in residential purchase mortgage originations.

•	Commercial loans (primarily C&I) increased 15% year-over-year, with a portfolio of $84.28 million at September 30, 2016 compared with $73.15 million at September 30, 2015. Owner occupied real estate loans grew 10.16% year-over-year, primarily reflecting increased commercial real estate lending.

•	Total stockholders’ equity increased to $51.02 million at September 30, 2016, up 5.9% from December 31, 2015. Book value per share was $11.65 at September 30, 2016, up from $11.01 at December 31, 2015.

•	Based on the results achieved in the third quarter, on October 18, 2016 the Company’s board of directors approved a $0.06 per share dividend payable to shareholders of record on December 2, 2016, to be paid on December 16, 2016.

Third Quarter 2016 Operational Review

Net income of $1.06 million for the three months ended September 30, 2016 was a company-record for third quarter earnings. Interest income was $5.48 million in third quarter 2016, up 5.4% from third quarter 2015.

Interest expense declined 13.4% to $610,000 in third quarter 2016 from $704,000 in third quarter 2015. As in the first and second quarters of 2016, interest expense reduction primarily reflected the elimination of interest paid on capital notes that were retired in January 2016 following the Company’s common equity placement. The Company grew deposits year-over-year, both core and time deposits, with an average rate paid on interest bearing accounts of 0.61% compared with 0.62% in the prior year’s third quarter.

J. Todd Scruggs, Executive Vice President and CFO, noted: “Eliminating the interest expense on our retired capital notes was the primary driver in reducing the company’s interest expense. In addition, our disciplined investment strategy has enabled us to generate returns on investments contributing to an interest rate spread we believe is quite strong in such a low-rate environment. It has required significant diligence, which has continued to support margins in excess of many of our peer institutions.”

The Company’s net interest margin was 3.75% and net interest spread was 3.62% for the three months ended September 30, 2016 compared with 3.76% and 3.59%, respectively, for the three months ended September 30, 2015. The Company’s margin and spread have remained relatively stable on a consecutive quarter basis throughout 2016. Average rates earned on loans, including fees, was 4.52% in third quarter 2016, compared with 4.50% in second quarter 2016, 4.60% in first quarter 2016, and 4.62% in third quarter 2015. The average rate earned on total earning assets in third quarter 2016 was 4.22%.

Net interest income in third quarter 2016 was $4.87 million, an 8.4% increase from $4.49 million in third quarter 2015. The Company’s provision for loan losses was $145,000 in third quarter 2016 compared with $120,000 in third quarter 2015.

Noninterest income from fees, service charges and commissions, including gains from the sale of residential mortgages to the secondary market, and income from the bank’s line of treasury management services for commercial customers, was $1.28 million in third quarter 2016 compared with $1.20 million in third quarter 2015. Gains from the Company’s sale of securities contributed $218,000 to noninterest income in third quarter 2016.

“Commercial treasury services, which we feel are competitive with any bank, are not only contributing to noninterest income, but are opening doors to serve a broader range of clients that require them,” Chapman explained. “Our capabilities definitely provide a competitive advantage, giving us the tools to offer cash management options our customers want.”

Noninterest expense for the three months ended September 30, 2016 was $4.45 million compared with $4.12 million for the three months ended September 30, 2015, primarily reflecting costs related to the Company’s market expansion, including the hiring of revenue-generating personnel, and investing in technology and security.

Nine Months Operations Reflect Steady Growth

The increase in net income to $2.99 million for the nine months ended September 30, 2016 from $2.87 million for the same period in 2015 resulted from increases in both interest and noninterest income.

Interest income of $16.01 million in the nine months of 2016 rose 6.6% compared with $15.01 million in the nine months of 2015. Net interest income in the nine months of 2016 was $14.30 million, a 9.9% increase compared with $13.01 million in the nine months of 2015, reflecting the growth of interest income and lower interest expense related to diligent interest expense management and the elimination of interest paid on capital notes subsequent to their retirement in January 2016. The Company’s provision for loan losses was $595,000 for the nine months of 2016 compared with $277,000 for the nine months of 2015, reflecting provisioning related to loan growth.

The Company’s net interest margin was 3.80% and net interest spread was 3.66% for the nine months ended September 30, 2016 compared with 3.79% and 3.65%, respectively, for the nine months of 2015. Average rates earned on loans, including fees, was 4.52% in the nine months of 2016 and the average yield on total earning assets was 4.22%.

Noninterest income was $3.61 million for the nine months of 2016, a 11.9% increase from $3.22 million in the nine months of 2015. Fee income increased slightly year-over-year, driven primarily by increased implementation of commercial treasury services, gains on sales of residential mortgages to the secondary market, and gains on sales of securities, which contributed $446,000 to noninterest income in the nine months of 2016. Noninterest expense for the nine months ended September 30, 2016 was $12.89 million compared with $11.73 million for the nine months ended September 30, 2015, primarily reflecting increased salaries and benefits, technology investments, marketing and operating expense increases.

Balance Sheet Review

Loans held for investment, net of the allowance for loan losses, were $457.14 million at September 30, 2016 compared with $430.45 million at December 31, 2015, and up from $426.85 million at September 30, 2015. Loans held for sale were $3.05 million at September 30, 2016 compared with $1.96 million at December 31, 2015. The comparison reflects a healthy mortgage origination business throughout our markets, with particularly strong contributions in the third quarter 2016 from the Harrisonburg market.

Michael A. Syrek, Executive Vice President and Senior Loan Officer, commented: “The bank’s strategy of focusing on winning commercial banking clients, retaining clients despite rate competition for quality loans, and building strong and lasting relationships by offering superior service and a variety of products continues to earn business in Region 2000 and Charlottesville. Expanded commercial banking capabilities in Harrisonburg and Roanoke are providing traction in those markets. Our mortgage lending strategy, which is to provide a variety of options to our retail clients and be the mortgage originator of choice, has supported our traditional strengths in serving individuals.”

Total commercial and residential real estate loans at September 30, 2016 were $279.43 million compared with $259.95 million at September 30, 2015, with the 7.5% growth primarily reflecting conservative additions to the bank’s commercial real estate portfolio. Total construction loans were $22.97 million at September 30, 2016 compared with $24.73 million at September 30, 2015, primarily reflecting the completion of client projects.

Total deposits at September 30, 2016 were $507.40 million compared with $467.61 million at December 31, 2015. The bank continued to attract noninterest bearing deposits, which increased to $102.55 million at September 30, 2016 from $91.33 million at December 31, 2015. Core deposits (noninterest bearing, NOW, money market and savings deposits) increased to $343.43 million at September 30, 2016 compared with $324.19 million at December 31, 2015.

Total assets were $559.95 million at September 30, 2016 compared with $527.14 million at December 31, 2015, primarily reflecting growth in loans, net of allowance for loan losses. Loans held for sale were higher, primarily based on increase in mortgage origination volume and the timing of sale of the mortgages, and securities held-to-maturity and the fair value of securities available-for-sale both increased from December 31, 2015.

The Company’s asset quality remained strong and stable, with a 0.53% ratio of nonperforming loans to total loans at September 30, 2016. Relatively consistent with prior quarters, the Company’s allowance for loan losses to total loans was 1.07%. The Company’s allowance for loan losses as a percent of nonperforming loans increased to 203.5% at September 30, 2016 compared with 137.5% at December 31, 2015.

Total nonperforming loans were $2.43 million, down 28.5% from $3.41 million at December 31, 2015. Total nonperforming assets were $4.80 million and other real estate owned was $2.37 million. The bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

The Company grew measures of shareholder value, including tangible book value per share and total stockholders’ equity. Total stockholders’ equity was $51.02 million at September 30, 2016, compared with $48.20 million at December 31, 2015, and up from $37.16 at September 30, 2015. Retained earnings rose to $10.13 million at September 30, 2016 compared with and $7.92 million at December 31, 2015.

Return on average assets (ROAA) was 0.76% in third quarter 2016, generally consistent with the ROAA in prior year’s third quarter as well as the first and second quarter 2016. Return on average equity (ROAE) in third quarter 2016 was 8.34%, down from 10.64% in third quarter 2015. The decline in year-over-year ROAE primarily reflected the sharp increase in outstanding shares resulting from the Company’s common equity issue in December 2015.

Conclusion

“We have significant opportunity to grow business in Region 2000, where Bank of the James is well established,” Chapman said, “and we believe there is meaningful potential for growth in the Charlottesville, Roanoke and Harrisonburg markets. Technology, healthcare and education are important economic drivers in all our markets, and we are demonstrating results, from new clients to expanded client relationships.”

Scruggs added: “We are keeping a close eye on return on investment from our investment in people, facilities and products. Our team is very aware that the company’s investments must translate to results, and the results demonstrate that this is happening.”

Chapman concluded: “We have led our expansion in Region 2000 and other markets with finding and hiring quality individuals who are proven producers. Our markets appear to be generally economically healthy. With a full line of products and capabilities, combined with market opportunity, we look forward to serving clients and continuing to build value for our shareholders.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, and other markets in Virginia. The bank operates 10 full service locations, two limited service branches, two loan production offices, and an investment/insurance services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Sep 30, 2016	Three months ending Sep 30, 2015	Change	Year to date Sep 30, 2016	Year to date Sep 30, 2015	Change
Interest income	$5,477	$5,195	5.43%	$16,005	$15,012	6.61%
Interest expense	610	704	-13.35%	1,708	2,001	-14.64%
Net interest income	4,867	4,491	8.37%	14,297	13,011	9.88%
Provision for loan losses	145	120	20.83%	595	277	114.80%
Noninterest income	1,281	1,198	6.93%	3,605	3,223	11.85%
Noninterest expense	4,449	4,118	8.04%	12,893	11,733	9.89%
Income taxes	499	468	6.62%	1,421	1,357	4.72%
Net income	1,055	983	7.32%	2,993	2,867	4.39%
Weighted average shares outstanding	4,378,436	3,371,616	29.86%	4,378,436	3,371,616	29.86%
Basic net income per share	$0.24	$0.29	$(0.05)	$0.68	$0.85	$(0.17)
Fully diluted net income per share	$0.24	$0.29	$(0.05)	$0.68	$0.85	$(0.17)

Balance Sheet at period end:	Sep 30, 2016	Dec 31, 2015	Change	Sep 30, 2015	Dec 31, 2014	Change
Loans, net	$457,136	$430,445	6.20%	$426,850	$394,573	8.18%
Loans held for sale	3,048	1,964	55.19%	3,823	1,030	271.17%
Total securities	43,226	38,515	12.23%	35,645	26,923	32.40%
Total deposits	507,397	467,610	8.51%	458,656	399,497	14.81%
Stockholders’ equity	51,015	48,196	5.85%	37,158	34,776	6.85%
Total assets	559,952	527,143	6.22%	507,615	460,865	10.14%
Shares outstanding	4,378,436	4,378,436	—	3,371,616	3,371,616	—
Book value per share	$11.65	$11.01	0.64	$11.02	$10.31	$0.71

Daily averages:	Three months ending Sep 30, 2016	Three months ending Sep 30, 2015	Change	Year to date Sep 30, 2016	Year to date Sep 30, 2015	Change
Loans, net	$455,542	$419,359	8.63%	$441,834	$407,660	8.38%
Loans held for sale	4,082	3,009	35.66%	3,615	2,263	59.74%
Total securities	42,263	34,726	21.70%	41,204	30,862	33.51%
Total deposits	501,171	446,823	12.16%	483,247	439,301	10.00%
Stockholders’ equity	50,160	36,644	36.88%	49,417	36,028	37.16%
Interest earning assets	520,087	473,971	9.73%	503,270	459,419	9.54%
Interest bearing liabilities	401,332	366,736	9.43%	388,559	369,058	5.28%
Total assets	552,347	494,023	11.81%	534,576	489,125	9.29%

Financial Ratios:	Three months ending Sep 30, 2016	Three months ending Sep 30, 2015	Change	Year to date Sep 30, 2016	Year to date Sep 30, 2015	Change
Return on average assets	0.76%	0.79%	(0.03)	0.75%	0.78%	(0.03)
Return on average equity	8.34%	10.64%	(2.30)	8.10%	10.64%	(2.54)
Net interest margin	3.75%	3.76%	(0.01)	3.80%	3.79%	0.01
Efficiency ratio	72.36%	72.39%	(0.03)	72.02%	72.27%	(0.25)
Average equity to average assets	9.08%	7.42%	1.66	9.24%	7.37%	1.88

Allowance for loan losses:	Three months ending Sep 30, 2016	Three months ending Sep 30, 2015	Change	Year to date Sep 30, 2016	Year to date Sep 30, 2015	Change
Beginning balance	$4,887	$4,586	6.56%	$4,683	$4,790	-2.23%
Provision for losses	145	120	20.83%	595	277	114.80%
Charge-offs	(114)	(29)	293.10%	(492)	(489)	0.61%
Recoveries	35	71	-50.70%	167	170	-1.76%
Ending balance	4,953	4,748	4.32%	4,953	4,748	4.32%

Nonperforming assets:	Sep 30, 2016	Dec 31, 2015	Change	Sep 30, 2015	Dec 31, 2014	Change
Total nonperforming loans	$2,434	$3,406	-28.54%	$1,594	$3,505	-54.52%
Other real estate owned	2,370	1,965	20.61%	2,265	956	136.92%
Total nonperforming assets	4,804	5,371	-10.56%	3,859	4,461	-13.49%
Troubled debt restructurings - (performing portion)	457	646	-29.26%	843	376	124.20%

Asset quality ratios:	Sep 30, 2016	Dec 31, 2015	Change	Sep 30, 2015	Dec 31, 2014	Change
Nonperforming loans to total loans	0.53%	0.78%	(0.25)	0.37%	0.88%	(0.50)
Allowance for loan losses to total loans	1.07%	1.08%	0.01	1.10%	1.20%	(0.10)
Allowance for loan losses to nonperforming loans	203.49%	137.49%	66.00	297.87%	136.66%	161.21

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited) 9/30/2016	12/31/2015
Assets
Cash and due from banks	$16,206	$15,952
Federal funds sold	9,725	12,703

Total cash and cash equivalents	25,931	28,655

Securities held-to-maturity (fair value of $3,425 in 2016 and $2,649 in 2015)	3,304	2,519
Securities available-for-sale, at fair value	39,922	35,996
Restricted stock, at cost	1,373	1,313
Loans, net of allowance for loan losses of $4,953 in 2016 and $4,683 in 2015	457,136	430,445
Loans held for sale	3,048	1,964
Premises and equipment, net	9,991	9,751
Software, net	189	256
Interest receivable	1,307	1,248
Cash value - bank owned life insurance	12,586	9,781
Other real estate owned	2,370	1,965
Income taxes receivable	1,226	1,096
Deferred tax asset	1,082	1,399
Other assets	487	755

Total assets	$559,952	$527,143

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	$102,547	$91,325
NOW, money market and savings	240,885	232,864
Time	163,965	143,421

Total deposits	507,397	467,610
Capital notes	—	10,000
Interest payable	77	61
Other liabilities	1,463	1,276

Total liabilities	$508,937	$478,947

Stockholders’ equity
Preferred stock; authorized 1,000,000 shares; none issued and outstanding as of September 30, 2016 and December 31, 2015	$—	$—
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of September 30, 2016 and December 31, 2015	9,370	9,370
Additional paid-in-capital	31,495	31,495
Retained earnings	10,126	7,920
Accumulated other comprehensive income (loss)	24	(589)

Total stockholders’ equity	$51,015	$48,196

Total liabilities and stockholders’ equity	$559,952	$527,143

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Interest Income
Loans	$5,227	$4,968	$15,212	$14,354
Securities
US Government and agency obligations	104	144	368	427
Mortgage backed securities	46	30	166	58
Municipals	73	39	163	107
Dividends	6	6	39	40
Other (Corporates)	4	2	13	5
Interest bearing deposits	13	3	28	9
Federal Funds sold	4	3	16	12

Total interest income	5,477	5,195	16,005	15,012

Interest Expense
Deposits
NOW, money market savings	153	130	428	375
Time Deposits	390	394	1,132	1,065
Federal Funds purchased	—	1	4	2
FHLB borrowings	—	—	—	28
Brokered time deposits	67	29	136	81
Capital notes 6% due 4/1/2017	—	150	8	450

Total interest expense	610	704	1,708	2,001

Net interest income	4,867	4,491	14,297	13,011
Provision for loan losses	145	120	595	277

Net interest income after provision for loan losses	4,722	4,371	13,702	12,734

Noninterest income
Mortgage fee income	593	623	1,765	1,759
Service charges, fees and commissions	373	397	1,107	1,063
Increase in cash value of life insurance	75	68	205	204
Other	22	100	82	154
Gain on sale of available-for-sale securities	218	10	446	43

Total noninterest income	1,281	1,198	3,605	3,223

Noninterest expenses
Salaries and employee benefits	2,318	2,135	6,717	6,346
Occupancy	333	302	970	903
Equipment	316	360	949	963
Supplies	119	100	346	304
Professional, data processing, and other outside expense	696	591	2,059	1,637
Marketing	178	97	498	321
Credit expense	110	94	299	230
Other real estate expenses	52	63	57	100
FDIC insurance expense	92	87	275	240
Other	235	289	723	689

Total noninterest expenses	4,449	4,118	12,893	11,733

Income before income taxes	1,554	1,451	4,414	4,224
Income tax expense	499	468	1,421	1,357

Net Income	$1,055	$983	$2,993	$2,867

Weighted average shares outstanding - basic and diluted	4,378,436	3,371,616	4,378,436	3,371,616

Net income per common share - basic and diluted	$0.24	$0.29	$0.68	$0.85